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Andrew M. O'Shea Chief Financial Officer (860) 298-0444

Barbara J. Cano Adam Friedman Associates LLC (212) 981-2529, Ext. 22

ANDERSEN GROUP, INC. REPORTS FOURTH QUARTER AND
YEAR END RESULTS

New York, NY, May 29, 2003 - Today Andersen Group, Inc. (NASDAQ: ANDR) announced the results of its operations for the year ended February 28, 2003.  For fiscal 2003, the Company incurred a net loss applicable to common shares of $728,000, or $0.35 per share, basic and diluted, as compared to the prior year's results for which the Company reported net income applicable to common shares of $242,000, or $0.12 per share, basic and diluted.  Fiscal 2003 results include a loss from continuing operations of $2,332,000, or $1.11 per share, income from discontinued operations of $132,000, or $0.06 per share, and a gain from the sale of the operating assets of The J.M. Ney Company ("JM Ney") of $1,472,000, or $0.70 per share.  Fiscal 2002 results include a loss from continuing operations of $1,939,000, or $0.93 per share, and income from discontinued operations of $2,181,000, or $1.05 per share.

For the three months ended February 28, 2003, the Company incurred a net loss applicable to common shares of $557,000, or $0.27 per share basic and diluted, as compared to the fiscal 2002 fourth quarter when the Company reported net income of $932,000, or $0.45 per share basic and $0.40 diluted.  The fiscal 2002 fourth quarter results include a loss from continuing operations of $304,000, and income from discontinued operations of $1,236,000.

In March 2002, the Company sold the operating assets of JM Ney and recognized a resulting gain in the first quarter of fiscal 2003.  In the fourth quarter of fiscal 2002, reductions in JM Ney's precious metals inventory levels led to the recognition of gains.

Francis E. Baker, Chairman of Andersen Group, stated, " Fiscal 2003 was a transition year for the Company; we disposed of our long term investment in JM Ney and focused our efforts on acquiring 100% of ComCor-TV ("CCTV"), the Russian cable television and Internet access company in which we have held a minority stake since April 2000.  We hope to complete this acquisition in the fourth calendar quarter of this year, which is anticipated to increase the base of our outstanding shares to more than four times the current size, giving the Company the added financial strength required to attract further investment and to help further CCTV's broadband build out in the central district of Moscow."

Andersen Group, Inc.

Andersen Group is a company based in New York that is publicly traded on the Nasdaq National Market under the symbol "ANDR".  The Company is currently a principal investor in Moscow Broadband Communication Ltd., which has 50% voting control over, and significant equity stake in CCTV, , a Russian company that has licenses to access 1,500,000 homes and businesses in Moscow and the access to these potential customers through the Moscow Fiber Optic Network (MFON), a 6,000 km network through the Moscow region, including the exclusive access within the Central Administrative District of Moscow.  Andersen Group is a party to contracts, which, if executed, upon approval by shareholders, will result in CCTV becoming a wholly-owned subsidiary of the Company.  CCTV is using access to the MFON to provide broadband services including cable television and high-speed Internet access to residential and business customers.  The MFON is owned by Moscow Telecommunications Corporation (COMCOR), which   shares voting control and ownership of CCTV with MBC.  If the proposed acquisition of CCTV is completed, COMCOR is expected to be the largest shareholder in the Company with an estimated equity stake in the Company of approximately 49% of the outstanding shares.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements involve risks and uncertainties and the actual outcome may differ materially from these statements.  These statements include and relate to the Company's proposed transactions to acquire CCTV and the operations of CCTV after such acquisition is completed.  All forward-looking statements included in this report are based upon information available to the Company as of the date hereof and the Company disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

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